Exhibit 99.1

Contacts:

Roger A. Barnes Executive Vice President/CFO Riverstone Networks, Inc. 408/878-6500	Howard Kalt Kalt Rosen & Co. 415/397-2686

RIVERSTONE NETWORKS ANNOUNCES SETTLEMENT OF NOTEHOLDER LITIGATION

SANTA CLARA, Calif., March 24, 2005 – Riverstone Networks (RSTN.PK), a leading provider of Carrier Ethernet Networks, today announced an agreement to settle its pending noteholder litigation.

“We believe this settlement is in the best interest of the Company and its shareholders as it removes the expense and uncertainty associated with the litigation,” said Oscar Rodriguez, Riverstone’s President and Chief Executive Officer.

Under the terms of the agreement, Riverstone will offer to redeem up to $65,875,000 of the outstanding $131,750,000 in notes from current noteholders, at face value, with no premium. The Company also agreed to reimburse $675,000 in attorneys’ fees and administrative costs incurred by the noteholders as a result of the litigation. In exchange, the majority noteholders who initiated the litigation have agreed to waive the alleged default on which they based their claims. The majority noteholders have also agreed to a full release of the claims asserted against the Company, which prevents their claims from being asserted again at a future date.

Noteholders, who are all qualified institutional buyers, will receive additional instructions on how to redeem their notes if they choose to participate in the redemption. The Company anticipates the offering process will be complete by early May 2005.

The remaining $65,875,000 in proceeds from the November 2001 debt offering will be due December 1, 2006, consistent with the terms of the indenture that governs the offering. As of February 26, 2005, the Company held cash equivalents and marketable securities totaling $223.3 million.

About Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier Ethernet infrastructure solutions for business and residential communications services. Riverstone’s Ethernet router portfolio uniquely delivers the reliability that allows carriers to meet the triple play - voice, video and data - service requirements of their customers in a cost-effective and scalable way. Riverstone allows carriers to offer new services over existing revenue-generating networks permitting them to evolve to a next generation Ethernet infrastructure.

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Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements regarding the offer that will be made to redeem notes and the decision of each noteholder to accept the redemption offer, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include unknown events that may occur during the course of, or after, the redemption offer is made, as well as reasons known only to the noteholders that may affect their respective decisions whether to accept in the redemption offer, along with those risks and uncertainties detailed from time to time in Riverstone Networks’ SEC reports, including the reports on Form 10-Q and Form 8-K filed on September 2, 2004. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.

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